EXHIBIT 4(c)

                      GUARDSMAN PRODUCTS, INC.

                   1995 LONG-TERM INCENTIVE PLAN


                             SECTION 1

               Establishment of Plan; Purpose of Plan

     1.1 Establishment of Plan. Guardsman hereby establishes the 1995 LONG-TERM INCENTIVE PLAN (the "Plan") for its corporate, divisional, and Subsidiary directors, advisory directors, officers, and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, and Tax Benefit Rights.

     1.2 Purpose of Plan. The purpose of the Plan is to provide directors, advisory directors, officers, and key management employees of Guardsman, its divisions, and its Subsidiaries with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Guardsman and its Subsidiaries, to join the interests of directors, officers, and key employees with the interests of Guardsman's stockholders through the opportunity for increased stock ownership, and to attract and retain directors and key employees of exceptional ability. The Plan is further intended to provide flexibility to Guardsman in structuring long-term incentive compensation to best promote the foregoing objectives.


                             SECTION 2

                            Definitions

          The following words have the following meanings unless a different meaning is plainly required by the context:

     2.1  "Act" means the Securities Exchange Act of 1934, as amended.

     2.2  "Board" means the Board of Directors of Guardsman.

     2.3 "Change in Control" means (i) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (ii) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty percent (20%) or more of the outstanding Common Stock or the combined voting power of Guardsman's outstanding securities entitled to vote generally in the election of directors;

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          (iii) the approval by the stockholders of Guardsman of a
          reorganization, merger or consolidation, unless with or into a Permitted Successor; or (iv) the approval by the stockholders of Guardsman of a complete liquidation or dissolution of Guardsman or the sale or disposition of all or substantially all of the assets of Guardsman other than to a Permitted Successor.

     2.4  "Code" means the Internal Revenue Code of 1986, as amended.

     2.5 "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members of the Board, and all of its members shall be "disinterested persons" as defined in Rule 16b-3 under the Act.

     2.6 "Common Stock" means the Common Stock of Guardsman, par value $1 per share.

     2.7 "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by Guardsman's stockholders was approved by a vote of two-thirds (2/3) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest
          (as the term is used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     2.8 "Employee Benefit Plan" means any plan or program established by Guardsman or a Subsidiary for the compensation or benefit of employees of Guardsman or any of its Subsidiaries.

     2.9 "Excluded Holder" means (A) any Person who at the time this Plan was adopted was the beneficial owner of twenty percent (20%) or more of the outstanding Common Stock or (B) Guardsman, a Subsidiary or any Employee Benefit Plan of Guardsman or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.

     2.10 "Guardsman" means Guardsman Products, Inc., a Delaware corporation, and any Permitted Successor.

     2.11 "Incentive Award" means the award or grant of a Stock Option, Stock Appreciation Right, Restricted Stock, Stock Award, or Tax Benefit Right to a Participant pursuant to the Plan.



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     2.12 "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

     2.13 "Participant" means a corporate director or officer, advisory director, divisional officer, or other key employee of Guardsman, its divisions, or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

     2.14 "Permitted Successor" means a corporation which, immediately following the consummation of a transaction specified in clauses
          (iii) and (iv) of the definition of "Change in Control" above, satisfies each of the following criteria: (A) sixty percent (60%) or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of Guardsman's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction, (B) no Person other than an Excluded Holder beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the corporation, any Subsidiary of the corporation and any Employee Benefit Plan of the corporation or any such Subsidiary or any trust holding common stock or other securities of the corporation pursuant to the terms of any such Employee Benefit Plan), and (C) at least a majority of the board of directors is comprised of Continuing Directors.

     2.15 "Person" has the same meaning as set forth in Section 13(d) and 14(d)(2) of the Act.

     2.16 "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.


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     2.17 "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

     2.18 "Retirement" means the voluntary termination of all employment and service as a director with Guardsman by a Participant after the Participant has attained 60 years of age, or age 55 with at least five years of service, or such other age as shall be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

     2.19 "Stock Appreciation Right" means a right granted in connection with a Stock Option pursuant to Section 8 of the Plan.

     2.20 "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

     2.21 "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option, and the option shall be interpreted in accordance with such intention as stated in the applicable Stock Option Agreement.

     2.22 "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by Guardsman or by one or more Subsidiaries of Guardsman.

     2.23 "Tax Benefit Right" means any right granted to a Participant pursuant to Section 9 of the Plan.


                             SECTION 3

                           Administration

     3.1 Power and Authority. The Committee shall have full power and authority to interpret the provisions of the Plan, and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations, and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.


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     3.2  Grants or Awards to Participants.  In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the employees and advisory directors who shall be selected as Participants; (b) the nature and extent of the Incentive Awards to be made to each employee and advisory director (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable, and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted to employees and advisory directors; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

     3.3 Amendments or Modifications of Awards. The Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award granted to a Participant in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award;
(c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; or (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards. Modification of options granted to nonemployee directors, other than advisory directors, may be made only as necessary or desirable to comply with securities or income tax law. No such amendment or modification shall become effective without consent of the Participant except to the extent that such amendment operates solely to the benefit of the Participant. In addition, the Committee shall have no authority to cancel and replace any previously granted Incentive Award with a repriced Incentive Award without first obtaining stockholder approval.

     3.4 Indemnification of Committee Members. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by Guardsman from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

     3.5 Incentive Awards for Nonemployee Directors. Directors, other than advisory directors, who are not also employees shall receive nondiscretionary Stock Options awarded automatically under the terms of subsection 5.5, and shall not receive other Incentive Awards.






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                             SECTION 4

                     Shares Subject to the Plan

     4.1  Number of Shares.  Subject to adjustment as provided in subsection
4.2 of the Plan, a maximum of 470,000 shares of Common Stock shall be available for Incentive Awards under the Plan. Such shares shall be authorized and may be either unissued or treasury shares.

     4.2 Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of Guardsman, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Incentive Awards, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is cancelled, surrendered, modified, exchanged for a substitute Incentive Award, or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award shall be available for other Incentive Awards.


                             SECTION 5

                           Stock Options

     5.1 Grant. A Participant may be granted one or more Stock Options under the Plan. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. The Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code.

     5.2 Stock Option Agreements. Stock Options shall be evidenced by Stock Option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Stock Options shall be subject to the terms and conditions set forth in this
Section 5.

     5.3 Stock Option Price. The per share Stock Option price shall be determined by the Committee, but shall be a price that is equal to or higher than the par value of Guardsman's Common Stock; provided, however, that the per share Stock Option price for any shares designated as incentive stock

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options shall be equal to or greater than one hundred percent (100%) of the
Market Value on the date of grant.

     5.4 Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, but such amendment shall not reduce the Stock Option price. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.

     5.5  Stock Options Granted to Nonemployee Directors.

          (a) Automatic Grants. Options shall be granted to nonemployee directors on March 1 and September 1 of each year, and no discretionary options shall be granted to such directors under the Plan. The number of shares subject to options granted on September 1, 1995, shall be 2,755 shares. The number of shares to be subject to options granted on each succeeding option date during the term of the Plan thereafter shall be 105% of the previous period's grant, with the result rounded up or down to the nearest 5 share increment. This provision for automatic grants shall be effective when there are insufficient shares available for such automatic grants under prior Guardsman stock option plans. The provisions of this subsection 5.5 shall not apply to advisory directors who are eligible to receive discretionary Incentive Awards under the Plan.

          (b) Price and Terms. The price shall be 100% of the Market Value as of the date of the grant and may be paid in cash or shares of Common Stock. The term shall be ten years, except that the option shall cease and be of no effect if the director is terminated for cause.

          (c) New Directors. Any new nonemployee director elected or appointed other than on a grant date shall receive, as of the date of his or her election or appointment, an option for the number of shares granted to a nonemployee director as of the previous grant date. The option price for such new Director shall be the higher of the market value as of the date of grant or the market value as of the prior grant date.

     5.6 Limits on Exercisability. Stock Options shall be exercisable for such periods as may be fixed by the Committee, not to exceed 10 years from the date of grant. At the time of the exercise of a Stock Option, the holder


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of the Stock Option, if requested by the Committee, must represent to
Guardsman that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant's service with Guardsman and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions. No Stock Option issued to directors and employees subject to Section 16 of the Act shall be exercisable during the first six months of its term.

     5.7  Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents or unless the Stock Option agreement or grant provide otherwise: (i) no Stock Options granted under the Plan may be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and (ii) all Stock Options granted to a Participant shall be exercisable during the Participant's lifetime only by such Participant, his guardian, or legal representative.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     5.8  Termination of Employment or Directorship.

          (a) General. If an employee Participant ceases to be employed by or a director of Guardsman or one of its Subsidiaries for any reason other than the Participant's death, disability, Retirement, or termination for cause, the Participant may exercise his Stock Options only for a period of three months after such termination of employment status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise. For purposes of the Plan, the following shall not be deemed a termination of employment status: (i) a transfer of an employee from Guardsman to any Subsidiary; (ii) a leave of absence, duly authorized in writing by Guardsman, for military service or for any other purpose approved by Guardsman if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by Guardsman, provided that the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer.

          (b) Death. If a Participant dies either while an employee of Guardsman or one of its Subsidiaries or after the termination of employment other than for cause but during the time when the

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     Participant could have exercised a Stock Option under the Plan, the
     Stock Option issued to such Participant shall be exercisable by the personal representative of such Participant or other successor to the interest of the Participant for one year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment, whichever first occurred, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise.

          (c) Disability. If a Participant ceases to be an employee of Guardsman or one of its Subsidiaries due to the Participant's disability, the Participant may exercise a Stock Option for a period of one year following such termination of employment, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of such event, unless the Committee otherwise consents or the terms of the Stock Option agreement or grant provide otherwise.

          (d) Participant Retirement. If a Participant Retires as an employee of Guardsman or one of its Subsidiaries, any Stock Option granted under the Plan may be exercised during the remaining term of the Stock Option, unless the terms of the Stock Option agreement or grant provide otherwise.

          (e) Termination for Cause. If a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Option previously granted.

          (f) Directors. A Participant who is or becomes a nonemployee director shall continue to be able to exercise his or her options throughout their term unless the Participant's directorship is terminated for cause, or the option agreement provides otherwise. In the event of the Director's death or disability, his or her options shall be exercisable throughout their term by the legal representative or successor in interest to the options held by the Director.


                             SECTION 6

                          Restricted Stock

     6.1 Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it deems appropriate. No more than one-half of the total shares available for Incentive Awards under the Plan shall be awarded in the form of Restricted Stock. Forfeited Restricted Stock shall again become available for awards of Restricted Stock.


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     6.2  Restricted Stock Agreements.  Awards of Restricted Stock shall be evidenced by Restricted Stock agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless a Restricted Stock agreement provides otherwise, Restricted Stock Awards shall be subject to the terms and conditions set forth in this Section 6.

     6.3  Termination of Employment or Officer Status.

          (a) General. In the event of termination of employment during the Restricted Period for any reason other than death, disability, Retirement, or termination for cause, then any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Guardsman; provided, however, that in the event of a voluntary or involuntary termination of the employment of a Participant by Guardsman, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate. For purposes of the Plan, the following shall not be deemed a termination of employment: (i) a transfer of an employee from Guardsman to any Subsidiary; (ii) a leave of absence, duly authorized in writing by Guardsman, for military service or for any other purpose approved by Guardsman if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by Guardsman, provided that the employee's right to reemployment is guaranteed either by statute or contract; and (iv) a termination of employment with continued service as a director or officer.

          (b) Death, Retirement, or Disability. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement or grant provide otherwise, in the event a Participant terminates his or her employment with Guardsman because of death, disability, or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock shall terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the Restricted Period. All remaining shares shall be forfeited and returned to Guardsman; provided, however, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock either before or after the death, disability, or Retirement of the Participant.

          (c) Termination for Cause. If a Participant's employment is terminated for cause, the Participant shall have no further right to exercise or receive any Restricted Stock, and all Restricted Stock

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     still subject to restrictions at the date of such termination shall automatically be forfeited and returned to Guardsman.

     6.4  Restrictions on Transferability.

          (a) General. Unless the Committee otherwise consents or unless the terms of the Restricted Stock agreement or grant provide otherwise: (i) shares of Restricted Stock shall not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during the Participant's lifetime only by such Participant, his or her guardian, or legal representative.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     6.5 Legending of Restricted Stock. Any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

          The shares represented by this certificate were issued subject to certain restrictions under the Guardsman Products, Inc. 1995 LONG-TERM INCENTIVE PLAN (the "Plan"). A copy of the Plan is on file in the office of the Secretary of Guardsman. This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement, and that provides for forfeiture upon certain events.

     6.6 Representations and Warranties. A Participant who is awarded Restricted Stock shall represent and warrant that the Participant is acquiring the Restricted Stock for the Participant's own account and investment and without any intention to resell or redistribute the Restricted Stock. The Participant shall agree not to resell or distribute such Restricted Stock after the Restricted Period except upon such conditions as Guardsman may reasonably specify to ensure compliance with federal and state securities laws.

     6.7 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation, and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, however, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to subsections 6.1 and 6.4 of the Plan. Unless the Committee otherwise determines or unless the terms of the

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Restricted Stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions as the shares to which such dividends or distributions relate.


                             SECTION 7

                            Stock Awards

     7.1  Grant.    A Participant may be granted one or more Stock Awards
under the Plan in lieu of, or as payment for, the rights of a Participant under any other compensation plan, policy, or program of Guardsman or its Subsidiaries. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

     7.2 Rights as a Stockholder. A Participant shall have all voting, dividend, liquidation, and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Awards; provided, however, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it deems appropriate.


                             SECTION 8

                     Stock Appreciation Rights

     8.1 Grant. The Committee may grant Stock Appreciation Rights to individuals granted related options under the Plan.

     8.2 Restrictions. A Stock Appreciation Right may be granted simultaneously with or subsequent to the option to which the right is related, but each Stock Appreciation Right must relate to a particular option. In exchange for the surrender in whole or in part of the right to exercise the related option to purchase shares of Common Stock, the exercise of a Stock Appreciation Right shall entitle a Plan participant to an amount equal to the appreciation in value of the shares covered by the related option surrendered. Such appreciation in value shall be equal to the excess of the market value of such shares at the time of the exercise of the Stock Appreciation Right over the option price of such shares. Stock Appreciation Rights may be exercised only when the related option could be exercised and only when the market price of the stock subject to the option exceeds the exercise price of the option. Neither a Stock Appreciation Right nor any related stock option issued to officers and directors subject to Section 16 of the Securities and Exchange Act of 1934 shall be exercisable during the first six months of the terms of the respective right or option.


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     8.3  Payment.  Upon the exercise of a Stock Appreciation Right, payment by Guardsman may be made in cash, in shares of Common Stock, or partly in cash and partly in shares of Common Stock. The Committee shall have sole discretion to determine the form of payment made upon the exercise of a Stock Appreciation Right. If payment is made in shares of Common Stock, such shares shall be valued at their market value as of the date of surrender of the right to exercise the option. When an appreciation right is exercised pursuant to an option, the shares subject to the underlying option shall no longer be available for grant of Incentive Awards under the Plan.


                             SECTION 9

                        Tax Benefit Rights

     9.1 Grant. A Participant may be granted Tax Benefit Rights under the Plan to encourage a Participant to exercise Stock Options and provide certain tax benefits to Guardsman. A Tax Benefit Right entitles a Participant to receive from Guardsman or a Subsidiary a cash payment not to exceed the amount calculated by multiplying the ordinary income, if any, realized by the Participant for federal tax purposes as a result of the exercise of a nonqualified stock option, or the disqualifying disposition of shares acquired under an incentive stock option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the Stock Option or the disqualifying disposition.

     9.2 Restrictions. A Tax Benefit Right may be granted under the Plan only with respect to a stock option issued and outstanding or to be issued under the Plan or any other plan of Guardsman or its Subsidiaries that has been approved by the stockholders as of the date of the Plan and may be granted concurrently with or after the grant of the stock option. Such rights with respect to outstanding stock options shall be issued only with the consent of the Participant if the effect would be to disqualify an incentive stock option, change the date of grant or the exercise price, or otherwise impair the Participant's existing stock options. A stock option to which a Tax Benefit Right has been attached shall not be exercisable by a director or officer subject to Section 16 of the Act for a period of six months from the date of the grant of the Tax Benefit Right.

     9.3 Terms and Conditions. The Committee shall determine the terms and conditions of any Tax Benefit Rights granted and the Participants to whom such rights will be granted with respect to stock options under the Plan or any other plan of Guardsman. The Committee may amend, cancel, limit the term of, or limit the amount payable under a Tax Benefit Right at any time prior to the exercise of the related stock option, unless otherwise provided under the terms of the Tax Benefit Right. The net amount of a Tax Benefit Right, subject to withholding, may be used to pay a portion of the stock option price, unless otherwise provided by the Committee.


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                             SECTION 10

                         Change in Control

     10.1 Acceleration of Vesting. If a Change in Control of Guardsman shall occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board (a) all outstanding Stock Options shall become immediately exercisable in full and shall remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of Guardsman or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and nonforfeitable.

     10.2 Cash Payment for Stock Options.    If a Change in Control of
Guardsman shall occur, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of Guardsman, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares on the New York Stock Exchange on the date immediately prior to the effective date of such Change in Control of Guardsman or (b) the highest price per share actually paid in connection with any Change in Control of Guardsman over the exercise price per share of such Stock Options.


                             SECTION 11

                         General Provisions

     11.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan, and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant.

     11.2 Withholding. Guardsman or a Subsidiary shall be entitled to (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from Guardsman or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise, or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the

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amount of such withholding to Guardsman before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to Guardsman of previously owned Common Stock. Guardsman may establish such rules and procedures concerning timing of any withholding election as it deems appropriate to comply with Rule 16b-3 under the Act.

     11.3 Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules, and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     11.4 Limit on Plan Awards. No Participant shall be eligible to receive Incentive Awards under the Plan which in the aggregate constitute more than 25% of the total Incentive Awards granted under the Plan.

     11.5 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Guardsman or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     11.6 No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of Guardsman or any Subsidiary. Guardsman or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

     11.7 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

     11.8 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.


                      -23-
     11.9 Advisory Director. References to employment, as the context requires, shall be deemed to include service to Guardsman as an advisory director.


                             SECTION 12

                     Termination and Amendment

          The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of Guardsman, provided that without stockholder approval no such amendment may:
(a) materially increase either the benefits to Participants under the Plan or the number of shares that may be issued under the Plan; (b) materially modify the eligibility requirements; (c) modify the formula grant provisions of subsection 5.5 with respect to nonemployee directors more than once in any six month period, or (d) impair any outstanding Incentive Award without the consent of the Participant, except according to the terms of the Plan or the Incentive Award. No termination, amendment, or modification of the Plan shall become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.


                             SECTION 13

              Effective Date and Duration of the Plan

          This Plan shall take effect upon approval by the stockholders at the 1995 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Unless earlier terminated by the Board of Directors, the Plan shall terminate on May 10, 2005. No Incentive Award shall be granted under the Plan after such date.

















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